EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President
(919) 783-4658
www.martinmarietta.com

CHIEF FINANCIAL OFFICER JANICE HENRY
ANNOUNCES PLANS TO RETIRE IN 2006

BOARD ELECTS ANNE LLOYD AS CFO

RALEIGH, North Carolina (May 31, 2005) – Martin Marietta Materials, Inc. (NYSE: MLM), today announced that Senior Vice President and Chief Financial Officer Janice K. Henry will retire in 2006. Henry’s distinguished career with Martin Marietta and its previous affiliates spans more than 30 years. To allow a smooth transition, the Martin Marietta Materials, Inc. Board of Directors has elected Vice President and Controller, Anne Lloyd, to become Martin Marietta’s Chief Financial Officer, effective June 1, 2005. Lloyd, who has been Controller since 1998, will retain her position as Chief Accounting Officer. Henry, who has served as CFO since 1994, will continue as Senior Vice President and Treasurer through the transition process.

Commenting on the changes, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are indebted to Janice for her contributions to the Company as Chief Financial Officer over the past 11 years. She has played an important role in our history as a public company. Janice’s leadership was key in the highly successful IPO process and in establishing financial and investor relations disciplines that are essential to a public company. During her tenure, the Company has successfully navigated a rapidly changing environment as we built our platform for growth to enhance shareholder value. Janice established a capital structure that enabled the Company to achieve its growth objectives and played a vital role in negotiations and subsequent financial integration of our major acquisitions. She will be greatly missed on both a professional and personal level.

“As a company, it is our practice to focus on developing succession plans for our key positions. Anne has been an integral part of the Company’s management team for seven years. During that time, she has worked closely with Janice and other members of senior management, both at the corporate office and in the field operations, and has developed strong business relationships throughout the organization. In her role as Chief Accounting Officer, Anne led the financial

-MORE-

Henry Announces Retirement; New CFO Named

May 31, 2005

reporting processes, enhancing the internal audit, tax and accounting functions, and has worked to ensure transparent financial reporting. Her efforts were essential to our successful Sarbanes-Oxley compliance. As the principal member of the Investor Relations team since joining the Company, Anne is well known and her business acumen is respected by our investors and analysts. We are extremely fortunate to have a person of Anne’s strong ethics, with the abilities and relevant experience, ready to move into the CFO role. We look forward to having her as our new Chief Financial Officer.”

Anne Lloyd (age 44) joined Martin Marietta Materials in 1998 as Vice President and Controller. She was promoted to Chief Accounting Officer in 1999. Before joining Martin Marietta, she was a senior audit manager for Ernst and Young, LLP, an international public accounting firm. Lloyd is a graduate of the University of North Carolina at Chapel Hill. She holds a Bachelor of Science degree in Business Administration and is a Certified Public Accountant.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

-END-